Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
AptarGroup, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security ClassTitle	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	3.600% Senior Notes due 2032	457(r)	$400,000,000	99.741%	$398,964,400	$92.70 per $1 million	$36,984
The prospectus supplement to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate principal amount of that offering is $400,000,000.